Exhibit 10.8

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

Effective as of January 1, 2012

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

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Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

ARTICLE 7	Leave of Absence	19

7.1	Paid Leave of Absence	19
7.2	Unpaid Leave of Absence	19

ARTICLE 8	Change in Control	19

ARTICLE 9	Termination of Plan, Amendment or Modification	20

9.1	Termination of Plan	20
9.2	Amendment	20
9.3	Effect of Payment	20

ARTICLE 10	Administration	21

10.1	Administrative Duties	21
10.2	Administration Upon Change In Control	21
10.3	Agents	21
10.4	Binding Effect of Decisions	21
10.5	Indemnity of Company	21
10.6	Employer Information	22

ARTICLE 11	Other Benefits and Agreements	22

11.1	Coordination with Other Benefits	22

ARTICLE 12	Claims Procedures	22

12.1	Presentation of Claim	22
12.2	Notification of Decision	22
12.3	Review of a Denied Claim	23
12.4	Decision on Review	23
12.5	Legal Action	24

ARTICLE 13	Trust	24

13.1	Establishment of the Trust	24
13.2	Interrelationship of the Plan and the Trust	24
13.3	Distributions From the Trust	24

ARTICLE 14	Miscellaneous	24

14.1	Status of Plan	24
14.2	Unsecured General Creditor	24
14.3	Employer’s Liability	25

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Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

14.4	Nonassignability	25
14.5	Not a Contract of Employment	25
14.6	Furnishing Information	25
14.7	Terms	25
14.8	Captions	25
14.9	Governing Law	25
14.10	Notice	26
14.11	Successors	26
14.12	Spouse’s Interest	26
14.13	Validity	26
14.14	Incompetent	26
14.15	Domestic Relations Orders	26
14.16	Distribution in the Event of Income Inclusion Under Code Section 409A	27
14.17	Deduction Limitation on Benefit Payments	27
14.18	Permitted Delays for Potential Federal Securities Laws or Other Violations	27
14.19	Forfeiture	27
14.20	Correction of Code Section 409A Compliance Errors	28

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Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Huntington Bancshares Incorporated, a Maryland corporation, and its subsidiaries and affiliates, if any, that are participating employers in this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The Company previously maintained the Huntington Bancshares Incorporated Executive Deferred Compensation Plan amended and restated effective on October 15, 2008 (the “Prior Plan”), and effective for all deferrals on or after January 1, 2005, that are subject to the provisions of Section 409A of the Code. Any deferrals made before January 1, 2012, including with respect to amounts that are not yet vested or paid, shall be governed under the terms of the Prior Plan. This Plan is effective for all amounts deferred on or after January 1, 2012. This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and regulations, and shall be operated and interpreted in accordance with this intention.

ARTICLE 1

Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings set forth in this Article 1:

1.1	“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to (a) the sum of the Participant’s Annual Deferral Amount, plus (b) any Mandatory Deferrals made during a Plan Year, plus (c) Company Contribution Amounts or any other amounts credited or debited to such amounts pursuant to this Plan, less (d) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus, LTIP Amounts, RSUs, and any other compensation designated by the Company that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

1.4

“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan. The amount of each annual payment due

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. By way of example, if the Participant elects a 10-year Annual Installment Method for the Retirement Benefit, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition. The amount of the first annual payment shall be calculated as of the Valuation Date, and the amount of each subsequent annual payment shall be calculated on or around each anniversary of such Valuation Date. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a series of separate individual payments rather than as entitlement to a single payment.

1.5	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding the following items: (i) distributions from nonqualified deferred compensation plans, (ii) bonuses, (iii) commissions, (iv) overtime, (v) fringe benefits, (vi) stock options, (vii) restricted stock units, (viii) relocation expenses, (ix) incentive payments, (x) non monetary awards, (xi) director fees and other fees, and (xii) automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), 403(b), or 132(f) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Company that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries.

1.8	“Benefit Eligibility Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution, as provided.

1.9	“Board” shall mean the board of directors of the Company.

1.10	“Bonus” shall mean (i) any compensation, in addition to Base Salary, LTIP Amounts and RSUs, earned by a Participant under any Employer’s annual bonus, commission and other cash incentive plans or other arrangements designated by the Committee as further specified on any Election Form and (ii) any signing bonus that is not yet earned, as further specified to the extent compliant with Code Section 409A on any Election Form.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

1.11	“Change in Control” shall mean with respect to the Company, the occurrence of any of the following:

(a)	Any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than the Company or any “person” who as of the effective date is a director or officer of the Company or whose shares of common stock of the Company are treated as “beneficially owned” (as such term is used in Rule 13(d)-3 of the Exchange Act) by any such director or officer becomes beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company than outstanding securities;

(b)	Individuals who constitute the board of directors of the Company (“Incumbent Board”) cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as if such an individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or a threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board;

(c)	A merger or a consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

(d)	A sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or series of related transactions) of all or substantially all of the assets of the Company which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Company on a consolidated basis;

(e)	Any liquidation or dissolution of the Company;

(f)	A reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; or

(g)	A transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.13	“Compensation Committee” or “Committee” shall mean the Compensation Committee of the Board of Directors.

1.14	“Company” shall mean Huntington Bancshares Incorporated, a Maryland corporation, and any successor to all or substantially all of the Company’s assets or business.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

1.15	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.4.

1.16	“Election Form” shall mean the form or forms, which may be in electronic format, established from time to time by the Company that a Participant completes, signs and returns to the Company to make elections under the Plan.

1.17	“Employee” shall mean a person who is an employee of an Employer.

1.18	“Employer(s)” shall be defined as follows:

(a)	Except as otherwise provided in part (b) of this Section, the term “Employer” shall mean the Company and/or any of its subsidiaries or affiliates (now in existence or hereafter formed or acquired) that have been selected by the Company to participate in the Plan.

(b)	For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii)	All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.19	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.20	“401(k) Plan” shall mean, with respect to an Employer, a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.21	“Investment Funds” shall mean hypothetical investment alternatives based on mutual funds or other investments, including deemed interest crediting measures, selected by the Company for the purpose of determining the earnings (or losses) on a Participant’s Account Balance.

1.22	“LTIP Amounts” shall mean any portion of the compensation attributable to a Plan Year that is earned by a Participant under any Employer’s long-term incentive plan or any other long-term incentive arrangement designated by the Company, including performance units.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

1.23	“Mandatory Deferral” means any Bonus, LTIP Amount, RSU, or such other compensation that the Company requires a Participant to defer under the terms of an applicable incentive plan arrangement.

1.24	“Participant” shall mean any Employee (a) who is selected to participate in the Plan, (b) whose executed Election Form is accepted by the Company, and (c) whose eligibility to participate in this Plan has not terminated.

1.25	“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Company in accordance with Treas. Reg. §1.409A-1(e).

1.26	“Plan” or “409A Plan” shall mean the Huntington Bancshares Incorporated Executive Deferred Compensation Plan, effective January 1, 2012, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

1.27	“Plan Year” shall mean (a) a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year, (b) in the case of LTIP Amounts, the period beginning January 1 of a calendar year and ending on the last day of the performance cycle in which such LTIP Amounts are earned, or (c) such other period as designated by the Committee or Company.

1.28	“Restricted Stock Unit” or “RSU” shall mean any restricted stock unit award including dividend equivalents unless otherwise determined by the Committee granted under the Huntington Bancshares Incorporated Second Amended and Restated 2007Stock and Long-Term Incentive Plan, or any new or successor plan.

1.29	“Retirement,” “Retire(s)” or “Retired” shall mean the retirement from employment with the Company under one or more of the retirement plans of the Company, or as otherwise defined by the Committee.

1.30	“Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, as determined by the Company in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

If leave of absence is due to disability, then the applicable period described previously shall be 29 months instead of 6 months. For this purpose, “disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or last a continuous period of not less than 6 months that causes the employee to be unable to perform the duties of his or her position or a similar job.

1.31	“Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Company in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(a)

The Company’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b)

Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date and ends March 31st of the following year.

1.32	“Trust” shall mean one or more trusts established by the Company in accordance with Article 13.

1.33	“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

1.34	“Valuation Date” shall mean:

(a)	In the case of an In-Service Distribution, the last business day of each calendar month in which the In-Service Distribution is designated;

(b)	The last business day of the month after the month in which any other Benefit Eligibility Date occurs other than a Separation from Service for a Specified Employee;

(c)

In the case of a Separation from Service for a Specified Employee, the date that is the last business day of the sixth (6th) month after the month in which the Participant experiences a Separation from Service, unless due to such Participant’s death, in which case payment generally shall be made to the Beneficiary as soon as practicable after the date of the Participant’s death; or

(d)	Any other date chosen by the Committee or Company to determine the value of a Participant’s Account Balance.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection as a Participant. Participation in the Plan shall be limited, as determined by the Committee in its sole discretion, to a select group of management or highly compensated Employees. From that group, the Company shall select, in its sole discretion, those individuals who may actually participate in this Plan.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation.

(a)	As a condition to participation, each selected Employee shall complete, execute and return to the Company an Election Form, and such Employee also may execute a Beneficiary Designation Form by the deadline(s) established by the Company in accordance with the applicable provisions of this Plan. In addition, the Company shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)	Each selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Company determines that the Employee has met all enrollment requirements set forth in this Plan, including returning all required documents to the Company within the specified time period and in the terms specified by the Company.

(c)	If an Employee fails to meet all requirements established by the Company within the period required, that Employee shall not be eligible to participate in the Plan during such Plan Year.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

2.3	Amendment of Eligibility Criteria. Eligibility for participation in one year does not guarantee eligibility to participate in a future year. The Committee may, in its discretion, change the criteria for eligibility for any reason, provided however, that it is always limited to a select group of management or highly compensated employees.

ARTICLE 3

Deferral Commitments/Vesting/Crediting/Taxes

3.1	Minimum and Maximum Deferral.

(a)	Annual Deferral Amount. For each Plan Year, a Participant may elect to defer (if eligible to receive such compensation), his or her Base Salary, Bonus, LTIP Amounts, RSUs, and/or other designated compensation, to be his or her Annual Deferral Amount; provided however, that the Company may require that in order for a deferral election to be effective, the amount deferred must satisfy minimum and maximum amounts specified by the Company.

Further, a Participant may elect to defer only the portion of any Bonus, LTIP Amount, or other designated compensation that exceeds a specified amount. Notwithstanding the foregoing, Mandatory Deferrals may be less than the minimum and greater than the maximum amounts that may otherwise be specified by the Company for Annual Deferral Amounts to the extent necessary to comply with applicable law, guidance, or Company policies.

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.2 and Code Section 409A and related Treasury Regulations, the minimum and maximum amount of the Participant’s Base Salary, Bonus, LTIP Amounts or other designated compensation that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages set forth in Section 3.1(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.

(c)	No Right to Deferrals. A Participant may elect to defer Base Salary, Bonus, LTIP Amounts, RSUs, and/or other designated compensation only if the Company first provides the Participant the ability to defer any such compensation. If the Company has provided the Participant with such a right, this Plan will govern the administration of the deferrals. This Plan does not create any right to defer Base Salary, Bonus, LTIP Amounts, RSUs, and/or other designated compensation that the Company has not granted previously.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

3.2	Timing of Deferral Elections; Effect of Election Form.

(a)

General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Base Salary, Bonus, LTIP Amounts, RSUs, and/or other designated compensation, the Participant must submit an Election Form on or before the deadline established by the Company, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election for a Plan Year made in accordance with this Section 3.2(a) shall be irrevocable as of December 31 of the preceding Plan Year in which such compensation will be earned; provided, however, that if the Company permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Company may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.2(c) below.

(b)	Timing of Deferral Elections for Newly Eligible Plan Participants. A selected Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Base Salary, Bonus, LTIP Amounts, RSUs, and/or other designated compensation attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the selected Employee becomes eligible to participate in the Plan.

(c)	Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Company may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Company, which in no event shall be later than 6 months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c),

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

(i) the performance criteria must relate to a performance period of at least 12 consecutive months, and (2) the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)

Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture (e.g. certain RSUs). With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Company may determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

3.3	Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus, LTIP Amounts, RSUs, (and any other designated compensation) portion of the Annual Deferral Amount shall be withheld at the time the Bonus, Commissions, LTIP Amounts, RSUs, and other compensation are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.4	Company Contribution Amount.

(a)	For each Plan Year, an Employer may credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Account in cash for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)	For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires in cash to any Participant’s Annual Account under this Plan, which

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.4(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee.

(c)	If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan, no later than the date on which such Company Contribution Amount is credited to the applicable Annual Account of the Participant.

3.5	Vesting.

(a)	A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6.

(b)	A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6, in accordance with the vesting schedule(s) set forth in his or her employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.6, in accordance with the following schedule:

Years of Plan Participation	Vested Percentage
Less than 1 year	0%
At least 1 year but less than 2 years	33%
At least 2 years but less than 3 years	66%
At least 3 years	100%

(c)	Notwithstanding anything to the contrary contained in this Section 3.5, in the event of a Change in Control, upon a Participant’s Separation from Service on or after qualifying for Retirement, or death prior to Separation from Service, any amounts that are not vested in accordance with Section 3.5(b) above, shall immediately become 100% vested.

(d)	Notwithstanding subsection 3.5(c) above, the Company has the discretion not to accelerate the vesting provisions described in Section 3.5(b) upon a Change in Control to the extent that the Company determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event of such a determination, the Company and Participant may agree to an appropriate method to verify the Company’s calculations with respect to the application of Section 280G.

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Executive Deferred Compensation Plan

(e)	Section 3.5(d) shall not prevent the acceleration of the vesting provisions described in Section 3.5(b) if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer.

(f)	If a Participant’s Account Balance has been credited with any Mandatory Deferral that is subject to a vesting period (as set forth by the Company in accordance with the applicable plan under which the amount of the Mandatory Deferral was earned), and the Participant terminates service with the Company for any reason prior to meeting the vesting requirements for such Mandatory Deferral, then that portion of the Mandatory Deferral that is not vested, and the earnings on such nonvested portion, shall be forfeited and deducted from the Participant’s Account Balance.

3.6	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee or the Company, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Investment Funds. Unless otherwise determined by the Committee, the Participant may elect one or more of the Investment Funds provided by the Company, in its sole discretion but under general direction from the Committee, for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Company may, in its sole discretion, discontinue, substitute or add an Investment Fund. Each such action will take effect on such date established by the Company. One of the Investment Funds may include a Company common stock fund. For purposes of such a common stock fund, all dividend equivalents payable in relation to common stock will be credited to the Participant’s Account Balance in the form of additional whole or fractional shares of common stock.

(b)

Election of Investment Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.2 above, shall elect, on the Election Form, one or more Investment Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Investment Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Investment Fund, as determined by the Company, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Company that is accepted by the Company, to add or delete one or more Investment Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Investment Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Company, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Company, in its sole discretion, may impose limitations on the frequency with which one or more of the Investment Funds elected in accordance with this Section 3.6(b) may be added or deleted by such Participant; furthermore, the Company, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Investment Fund.

(c)	Proportionate Allocation. In making any election described in Section 3.6(b) above, the Participant shall specify on the Election Form, in increments specified by the Company, the percentage of his or her Account Balance or Investment Fund, as applicable, to be allocated/reallocated.

(d)	Crediting or Debiting Method. The performance of each Investment Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Investment Funds by the Participant.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Investment Funds are to be used for measurement purposes only, and a Participant’s election of any such Investment Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Investment Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Investment Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.7	FICA and Other Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, LTIP Amounts, RSUs and/or other designated compensation that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Company may reduce the Annual Deferral Amount in order to comply with this Section 3.7(a). If necessary, the Company may reduce the Annual Deferral Amount to provide for deferrals under the Supplemental Stock Purchase Plan, the Supplemental Retirement Income Plan, or other nonqualified plans.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

(b)	Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

(c)	Annual Elections. To the extent permitted by the Company, a Participant may be able to complete a separate Election Form for each year’s Annual Deferral Amount. If permitted by the Company, on each such Election Form, a Participant may elect to defer a different Annual Deferral Amount from what was deferred on a previous Election Form and choose a different time and form of payment for that year’s Annual Deferral Amount from what was selected on a previous Election Form, provided that such times and forms of payment are made in accordance with Article 4. If no Election Form is submitted for a particular year’s Annual Deferral Amount, then the Participant shall be deemed not to have made an election to defer compensation for that year.

(d)	Corporate Transactions. In the event that the Company determines that any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, or other similar corporate transactions or events affects the common stock, an appropriate adjustment to the Participant’s Account Balance shall be made to prevent reduction or enlargement of the Participant’s benefits under the Plan.

3.8	Mandatory Deferrals. The amount of any Mandatory Deferral shall be established in accordance with the timing rules set forth in this Plan for Participants to complete an Election Form, or at any later time permitted under Code Section 409A. In general, Mandatory Deferrals shall be subject to the terms of this Plan. Notwithstanding the foregoing, the Company, in accordance with the applicable plan under which the Mandatory Deferral was earned, shall determine the vesting schedule, if any, that applies to the Mandatory Deferral and whether the Mandatory Deferral is subject to any investment restrictions. Mandatory Deferrals shall be credited to a Participant’s Annual Account as soon as practicable after the amounts otherwise would have been paid to the Participant.

ARTICLE 4

Distributions of Benefits

4.1

Distributions/Events Generally. Participants generally will not be entitled to receive a distribution of their Account Balance until they experience a Separation from Service with the Employer for any reason. A Participant may receive a distribution before Separation from Service, however, in accordance with this Article 4,

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Executive Deferred Compensation Plan

upon (1) an Unforeseeable Emergency that occurs before Separation from Service, or (2) a year (or years) that has been designated by the Participant in an Election Form and that occurs before Separation from Service. A Participant who elects to defer compensation otherwise payable in the form of common stock of the Company, $0.01 par value (“common stock”) shall receive the distribution of such compensation only in the form of common stock. Any portions of the Account Balance hypothetically invested in a Company common stock fund also will be paid in the form of common stock. All other portions of the Account Balance will be paid in the form of cash.

4.2	In-Service Distributions.

(a)	General Payments. A Participant may elect, in his or her Election Form for each Plan Year, to receive the portion of his or her Account Balance elected to be distributed as an In-Service Distribution and all amounts credited or debited thereto, in a specified year while employed with an Employer (an “In-Service Distribution”). The Participant may receive such an In-Service Distribution in the amount specified on his or her Election Form only as a lump sum.

If a Participant elects to receive an In-Service Distribution as a lump sum, the amount of the lump sum payment will be based on the value of the Participant’s Account Balance as of the Valuation Date that immediately follows the Benefit Eligibility Date of the designated year. The Benefit Eligibility Date for an In-Service Distribution is the close of business as of the last business day of the month a Participant selected on his or her Election Form for an In-Service Distribution, or such other date provided by the Company. The distribution date generally shall be as soon as practicable after such date, or if later, within such time frame permitted under Code Section 409A and the guidance and regulations thereunder.

(b)	Modifying In-Service Distributions. The Company, in its discretion, may allow a Participant to modify his or her election as to the form or time of distribution of the portion of his or her Account Balance elected to be paid in an In-Service Distribution in a specified year and earnings thereon, if (1) such election does not take effect until at least 12 months after the date on which the election is made, (2) the first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date on which such payment would otherwise have been made, and (3) any election related to a payment to be made at a specified date is made at least 12 months prior to the date of the first scheduled payment. For purposes of the Plan, the term “payment” means each separate installment and not the collective group of installment payments.

(c)	Precedence of Distributions. In the event a Participant has a Separation from Service, Unforeseeable Emergency, or other event that triggers distribution of benefits under this Plan, all amounts subject to an In-Service Distribution shall be paid in accordance with other applicable provisions of the Plan and not under this Section 4.2. If, however, a Participant made an election to postpone an In-Service Distribution under Section 4.2(b), and the Participant experiences a Separation from Service, the distribution will be made in accordance with Section 4.2(b) and not Section 4.3.

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Executive Deferred Compensation Plan

For purposes of applying the provisions of this Section 4.2, a Participant’s election to postpone a Scheduled Distribution shall not be considered to be made until the date on which the election becomes irrevocable. Such an election shall become irrevocable no later than the date that is 12 months prior to the Participant’s previously designated Benefit Eligibility Date for such Scheduled Distribution.

4.3	Distributions After Separation from Service.

(a)	Generally. If a Participant experiences a Separation from Service with an Employer, the provisions of this Section 4.3 shall apply to the distribution of the Participant’s Account Balance. The Participant may elect, in his or her Election Form for each Plan Year to receive such benefits payable upon a Separation from Service that is a Retirement as a lump sum or installments, pursuant to the Annual Installment Method over a period not to exceed 15 years, or a combination of the lump sum and installments as described in this Plan. If Separation from Service is not a Retirement, such payments shall be made in a lump sum or pursuant to the Annual Installment Method over a period not to exceed 3 years. If no election is made as to the form of payment, then payment shall be made as a lump sum.

(b)	Lump Sum. If payment of a Participant’s Account Balance is to be made to the Participant in a lump sum, the lump sum payment generally shall be made on or as soon as administratively practicable after the Valuation Date.

(c)	Installments. If payment of a Participant’s Account Balance is to be made to the Participant in annual installments, the distribution of the first annual installment payment generally shall be made on or as soon as administratively practicable after the Valuation Date. The amount of this first installment payment shall be based on the value of the Participant’s Account Balance as of the Valuation Date. Each subsequent installment payment generally shall be paid in accordance with the Annual Installment Method described in Section 1.4.

(d)	Combination Lump Sum and Installments. If a payment of a Participant’s Account Balance is to be made to the Participant in a combination of a lump sum and annual installments, the distribution of the lump sum generally shall be made as soon as practicable after the Valuation Date. Each subsequent installment payment generally shall be paid in accordance with the Annual Installment Method described in Section 1.4.

(e)

Modifying Separation from Service Distributions. The Employer, in its discretion, may allow a Participant to modify his election as to the form or time of distribution of his entire Account Balance, and earnings thereon, if (1) such election does not take effect until at least 12 months after the date on which the election is made, (2) the first payment

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Executive Deferred Compensation Plan

with respect to which such election is made is deferred for a period of not less than 5 years from the date on which such payment would otherwise have been made, and (3) such election is made at least 12 months before the Benefit Eligibility Date that otherwise would have applied to the Participant’s Account Balance. For purposes of the Plan, the term “payment” means each separate installment and not the collective group of installment payments.

4.4	Unforeseeable Emergency. Upon finding that a Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, make distributions from the Participant’s Account Balance and/or allow a Participant to suspend the elections made on his or her Election Form entirely. The amount of such distribution shall be limited to the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Any distribution pursuant to this Section 4.4 shall be payable in a lump sum. The distribution shall be paid within 30 days after the determination of an Unforeseeable Emergency.

4.5	Automatic Cash-Out. In the event a Participant’s Account Balance at the time distribution begins, or following a distribution or an installment payment, is two times the then current limit under Code Section 402(g) or less, that balance shall be paid to the Participant or his Beneficiary in a lump sum on the next annual installment distribution date notwithstanding any form of benefit payment elected by the Participant.

4.6	Withholding for Taxes. To the extent required by the law in effect at the time payments are made, an Employer shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amounts which the Employer determines is reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2).

4.7	Payment to Guardian. The Committee may direct payment to the duly appointed guardian, conservator or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, an incompetent or a person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetency, status as a minor, or incapacity. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

4.8

Payment of Mandatory Deferrals. Notwithstanding any provision of the Plan to the contrary, the vested portion of a Participant’s Account Balance attributable to a Mandatory Deferral shall be paid at the time and in the form

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

provided in accordance with the applicable plan under which the amount of the Mandatory Deferral was earned. The Company may, but is not required to, allow a Participant to complete an Election Form in accordance with the rules set forth in this Plan to elect an alternative time or form of payment.

ARTICLE 5

Death Benefit

5.1	Death Benefit. In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant’s Beneficiary(ies) shall receive the Participant’s unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on the Valuation Date for such benefit, which shall be the date on which the Company is provided with proof that is satisfactory to the Company of the Participant’s death.

5.2	Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) no later than 60 days after the Participant’s Benefit Eligibility Date.

ARTICLE 6

Beneficiary Designation

6.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

6.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Company or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Company may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Company, executed by such Participant’s spouse and returned to the Company. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Company prior to his or her death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Company or its designated agent.

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Executive Deferred Compensation Plan

6.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

6.5	Doubt as to Beneficiary. If the Company has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Company shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Company’s satisfaction.

6.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Company from all further obligations under this Plan with respect to the Participant.

ARTICLE 7

Leave of Absence

7.1	Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

7.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

ARTICLE 8

Change in Control

If the Company determines that it is probable that a Change in Control may occur within the 6-month period immediately following the date the Company made such a determination, or if a Change in Control in fact occurs in those situations where the Company has not otherwise made such a determination, the Company shall make a contribution to the Trust (if in existence at the date of

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

determination or the date of the Change in Control, as the case may be) in accordance with the provisions of the Trust. Solely, for purposes of determining the amount of such contribution (but in no way limiting the Company’s liability under the Plan as determined under the provision of the Plan), the Company’s total liability under the Plan shall be equal to the value of all Account Balances established under the Plan, which remain unpaid by the Company as of the date of determination or the date of the Change in Control, as the case may be, whether or not amounts are otherwise currently payable to the Participants or Beneficiaries under the Plan. All such contributions shall be made as soon as possible after the date of determination or of the Change of Control, as the case may be, and shall be made in cash or common stock of the Company. Further, the Company may, in its discretion, make other contributions to the Trust from time-to-time for purposes of providing benefits hereunder, whether or not a Change in Control has occurred or may occur.

ARTICLE 9

Termination of Plan, Amendment or Modification

9.1	Termination of Plan. The Committee reserves the right to terminate the Plan with respect to all Participants, including Participants of a participating employer. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.6. The Investment Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Investment Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

9.2	Amendment. The Committee may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 9.2 or Section 10.2 of the Plan shall be effective.

9.3	Effect of Payment. The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

ARTICLE 10

Administration

10.1	Administrative Duties. Except as otherwise provided in this Article 10, this Plan shall be administered by the Company, which from time to time will provide a report summarizing the administration of this Plan to the Committee. Both the Committee and the Company shall also have the discretion and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan. The Company may seek from the Committee final resolution of any ambiguous or unresolved issue that arises in the administration of the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee or Company, as applicable, shall be entitled to rely on information furnished by a Participant or an Employer.

10.2	Administration Upon Change In Control. Within 120 days following a Change in Control, the Company immediately prior to the Change in Control (whether or not such individuals are members of the Company following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Company’s duties described in Section 10.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (a) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (b) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.

10.3	Agents. In the administration of this Plan, the Company or the Administrator, as applicable, may, from time to time, employ agents or third party administrators and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative ) and may from time to time consult with counsel.

10.4	Binding Effect of Decisions. The decision or action of the Committee, Company or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.5	Indemnity of Company. The Company shall indemnify and hold harmless any Employee to whom the duties of the Company may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by any such Employee or the Administrator.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

10.6	Employer Information. To enable the Company and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Company and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Company or Administrator may reasonably require.

ARTICLE 11

Other Benefits and Agreements

11.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 12

Claims Procedures

12.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Company a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

12.2	Notification of Decision. The Company shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Company determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination. The Company shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Company has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 12.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

12.3	Review of a Denied Claim. On or before 60 days after receiving a notice from the Company that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Company a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Company, in its sole discretion, may grant.

12.4	Decision on Review. The Company shall render its decision on review promptly, and no later than 60 days after the Company receives the Claimant’s written request for a review of the denial of the claim. If the Company determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination. In rendering its decision, the Company shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

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Executive Deferred Compensation Plan

The Company has the right, but not the obligation, to confer with the Committee concerning any appeal.

12.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 13

Trust

13.1	Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company, unless otherwise specified by the Company, has established or may establish a rabbi trust in accordance with Revenue Procedure 92—64, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

13.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participant’s Election Form shall govern the rights of a Participant to receive distributions pursuant to the Plan. If a Participant’s Election Form could be construed to be in contradiction of or different from the terms of the Plan, the Plan controls. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

13.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 14

Miscellaneous

14.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury guidance and Regulations.

14.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

14.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

14.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise, except as provided in Section 14.15 of this Plan regarding domestic relations orders.

14.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

14.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

14.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

14.10	Notice. Any notice or filing required or permitted to be given to the Committee or Company under this Plan shall be sufficient if in writing and hand-delivered, sent by registered or certified mail, or sent electronically, to the individual or address below:

Huntington Bancshares Incorporated

Attn: Compensation Director

41 South High Street

Columbus, Ohio 43215

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

14.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

14.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.14	Incompetent. If the Company determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Company may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.15	Domestic Relations Orders. If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

14.16	Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Account Balance.

14.17	Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.6. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Separation from Service.

14.18	Permitted Delays for Potential Federal Securities Laws or Other Violations. Notwithstanding any provision of the Plan to the contrary, any payment to a Participant under the Plan shall be delayed where the Company reasonably anticipates that making such payment will violate Federal securities laws or other applicable law; provided that any payment that is delayed under this section shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

14.19	Forfeiture. Federal law and regulations (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any guidance thereunder) may impose restrictions or penalties on the ability of the Company to pay certain amounts deferred under this Plan. The Company also has established recoupment policies under which employees of the Company must forfeit amounts of compensation previously earned if the Company later learns of wrongdoing on the part of the employee. Notwithstanding any provision of the Plan to the contrary, to the extent necessary to comply with any such law or regulation, or to the extent necessary to comply with any other forfeiture or recoupment policy of the Company, the Company may reduce the amount of a Participant’s Account Balance or take such other actions that the Company deems necessary. In such an event, the Company shall not have any liability for such reduction in the Participant’s Account Balance.

Huntington Bancshares Incorporated

Executive Deferred Compensation Plan

14.20	Correction of Code Section 409A Compliance Errors. If an Employer unintentionally fails to operate this Plan or follow the terms of this Plan in such a way that is not compliant with Code Section 409A, the Employer may take any steps necessary to correct the error, as provided in Internal Revenue Service guidance for correcting operational and document errors, or other applicable guidance.